Exhibit 8.3

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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Milan

March 18, 2021

Connect Biopharma Holdings Limited

Science and Technology Park, East R&D Building, 3rd Floor

6 Beijing West Road, Taicang, Jiansu Province, China

Re: Connect Biopharma Holdings Limited

Ladies and Gentlemen:

In connection with the registration statement on Form F-1 (Registration No. 333-253631) (as so filed and as amended, together with the additional registration statement relating to the shares filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), the “Registration Statement”) filed by Connect Biopharma Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) on February 26, 2021 with the Commission registering American Depositary Shares, each representing one ordinary share of the Company, par value $0.000174 per share, under the Act, you have requested our opinion concerning the statements in the Registration Statement under the caption “Taxation—United States Federal Income Taxation Considerations.”

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters. We have not independently verified such factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as special United States tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

March 18, 2021

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. In addition, we express no opinion with respect to the passive foreign investment company status of the Company.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption “Taxation—United States Federal Income Taxation Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or any other documents upon which we have relied as described above may affect the conclusions stated herein.

This opinion is rendered only to you, and is solely for your use in connection with the transaction set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP